Exhibit 99.1

24/7 Real Media

24/7 REAL MEDIA RAISES $15.0 MILLION IN ADDITIONAL CAPITAL

NEW YORK — September 29, 2003 — 24/7 Real Media, Inc. (Nasdaq: TFSM), the only gateway to the total spectrum of interactive marketing and technology solutions for online marketers and publishers, today announced the sale of a $15.0 million three-year subordinated convertible debenture to a single institutional investor on September 26, 2003.   The debenture carries a 2% interest rate and is convertible into common stock of the Company at a conversion price of $1.75 per share.  Wedbush Morgan Securities, Inc. acted as the Company’s investment banker and placement agent for the transaction.

The Company also issued to the investor a warrant to acquire up to 1,802,820 shares of common stock, exercisable for five years at an exercise price of $1.9137 per share.

The Company is obligated to file a resale registration statement to cover the shares of Common Stock underlying the debenture and warrant.

The securities offered have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  This press release does not constitute an offer of any securities for sale.

About 24/7 Real Media, Inc.
24/7 Real Media is the only gateway to the total spectrum of interactive marketing and technology.  With expertise in all facets of interactive media, 24/7 Real Media is the starting point for both publishers and marketers, enabling both to maximize customer relationships and revenue.  Products and services include Internet ad serving, Web analytics, search engine optimization, online media representation and integrated marketing solutions designed to specifically address client goals and objectives.  The company is headquartered in New York, with offices in other major U.S. cities, Europe and Canada. For more information, please visit www.247realmedia.com.

Caution concerning forward-looking statements:
This news release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are naturally subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to changes in economic, business, competitive and/or regulatory factors. More detailed information about those factors is set forth in our filings with the Securities and Exchange Commission. In addition, the following factors, among others, could cause actual results to differ materially from those described herein: enhanced competition, the potential for impairment of relationships with employees or major customers, loss of faith in Internet advertising, international risks, and other economic, business, competitive and/or regulatory factors affecting the businesses of 24/7 Real Media. All information in this release is as of September 29, 2003.  The Company is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

For more information, please contact:

Investor Relations

Trúc N. Nguyen VP, Investor Relations Stern & Co. Telephone: 212-888-0044 Email: tnguyen@sternco.com

Media Relations

Stan Froelich VP, Media Relations Stern & Co. Telephone: 212-888-0044 Email: sfroelich@sternco.com

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